UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2006

Patient Safety Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-124594 (Commission File Number)	13-3419202 (I.R.S. Employer Identification Number)

1800 Century Park East, Ste. 200, Los Angeles, CA 90067
(Address of principal executive offices) (zip code)

(310) 895-7750
(Registrant's telephone number, including area code)

Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 8, 2006 Patient Safety Technologies, Inc. (the “Company”) paid in full the outstanding obligation (the “Payoff”) in the amount of $1.1 million, including $51,021.69 in interest and $94,259.20 in legal fees, for a combined sum of $1,245,280.89 (the “Funds”), owed to Alan E. Morelli (“Mr. Morelli”) pursuant to that certain Secured Convertible Note and Warrant Purchase Agreement entered into by and between the Company and Mr. Morelli on June 6, 2006. The Payoff was made to prevent Mr. Morelli from pursuing the remedies available to him under the Notice of Foreclosure received by the Company from Mr. Morelli, which stated that on or after September 11, 2006, Mr. Morelli would commence the disposition of some or all of the collateral securing the Note. For more information, see the Company’s Current Reports filed with the Securities and Exchange Commission on Form 8-K on June 9, 2006 and September 7, 2006, respectively.

To meet the Payoff terms, the Company obtained, also on September 8, 2006, a loan (“Loan #1”) in the principal amount of $1,245,280.89 from Steven J. Caspi (“Mr. Caspi”), an existing creditor of the Company. The net proceeds of Loan #1 were used to pay, in full, the outstanding amount of the obligations owed to Mr. Morelli. Loan #1 accrues interest at 12% per annum and is payable on September 8, 2007, with a one year extension available at the discretion of Mr. Caspi.

On September 19, 2006, the Company obtained an additional loan from Mr. Caspi in the principal amount of $250,000.00 (“Loan #2”) under the same terms as Loan #1 (Loan #2 and Loan #1 shall collectively be referred to as the “Loans”). Pursuant to the terms of the Loans, the Company is indebted to Mr. Caspi for a total amount of $1,495,280.89. The Company intends to secure the Loans from Mr. Caspi with a series of mortgages on certain of its properties and with a pledge of securities held by the Company in various entities. The Company will have sixty (60) days to cure an event of default.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patient Safety Technologies, Inc.

Dated: September 25, 2006	By: /s/ Lynne Silverstein
Name: Lynne Silverstein
Title: President